Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL YEAR 2008

Plymouth, Michigan, November 13, 2007 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $17.7 million and net income of $447,000 or $0.05 per diluted share, for its first quarter of fiscal year 2008 that ended September 30, 2007. This compares with sales of $10.7 million and a net loss of $641,000, or $0.08 per diluted share, for the quarter ended September 30, 2006. First quarter results for fiscal 2008 included non-cash expense related to stock option grants and the Company’s employee stock purchase plan of $137,000, or $0.02 per diluted share, compared to expense of $219,000, or $0.03 per diluted share in the first quarter of fiscal 2007.

The sales increase of approximately $7.0 million, or 65%, compared to the same quarter one year ago was primarily due to new sales in the Technology Products segment, primarily from our commercial product, marketed by Ridge Tool Company under the name SeeSnake® micro™, that had not yet been introduced in the first quarter of fiscal 2007. The Company also experienced growth in our North American automotive business that was partially offset by lower sales in our European automotive business.

The gross profit margin percentage this quarter was 40.2% compared to 41.9% in the first quarter of fiscal 2007. The overall lower margin was primarily due to the increase in revenue related to Technology Products sales and the impact of fixed labor related costs on lower European automotive sales volume. The stronger Euro in the quarter mitigated the impact of these factors on our automotive business margins.

Selling, general, and administrative expenses were $516,000 higher for the first quarter on a $7.0 million increase in revenue compared to the first quarter of fiscal 2007. SG&A costs were 25% of revenue in the first quarter of fiscal 2008 compared to 36% of revenue in the first quarter of fiscal 2007. Although SG&A costs increased over the first quarter of fiscal 2007, they were $600,000 lower than in the fourth quarter of fiscal 2007, primarily as a result of the workforce reductions in North America and Europe that were announced during fiscal 2007.

The SG&A increase over the first quarter of fiscal 2007 was primarily due to personnel additions in Asia to support growth opportunities; personnel and marketing increases in the commercial products line of the Technology Products segment; a one time charge related to the departure of a Company executive, and higher medical benefit costs. Costs were also higher due to normal year over year salary and benefit cost increases, and the unfavorable impact of the strengthening Euro on European SG&A.

Research and development expenses were $463,000 higher than one year ago, largely to support new development for commercial products within the Technology Products segment of our business, as well as an increase in medical benefit costs.

The Company had new order bookings during the quarter of $17.5 million compared to $9.6 million in the first quarter of fiscal 2007. Bookings in the third and fourth quarters of fiscal 2007 were $20.0 and $19.7 million respectively. The Company’s rate of new orders fluctuates from quarter to quarter, and the level of new orders this quarter was expected. The Company's backlog was $22.8 million as of September 30, 2007 compared with $17.7 million at September 30, 2006 and $23.0 million as of June 30, 2007.

The Company expects both revenue and earnings growth for the second quarter of fiscal 2008 and, based on the number and value of projects currently being considered by our automotive customers and the anticipated sales opportunities of our commercial product offering, the Company continues to expect that both new orders and sales will show significant growth in fiscal 2008 compared to fiscal 2007.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

November 13, 2007

Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, "Our first quarter results represent a substantial improvement over our first quarter results from a year ago. While our gross margin percentage declined from the year ago level, due principally to the growth in Technology Products sales, driven largely by the emergence of our initial commercial product, SG&A expenses declined as a percentage of sales. We anticipate that operating income as a percentage of sales will increase during fiscal 2008 because incremental sales growth in our Technology Products business is accompanied by relatively small increases in SG&A costs.

Mr. Pease continued, “Sales to professional trades people from the March 2007 launch of the SeeSnake® micro™ product have been very encouraging. The SeeSnake® micro™ first arrived in all Home Depot stores in October 2007 and to date has been displayed at the Professional Desk (“Pro Desk”) in each store. In addition, the Company is developing a series of additional commercial products and accessories of increasing sophistication that it intends to introduce over the next several months. We believe the Technology Products business is poised for substantial growth.”

The Company’s balance sheet continues to be strong and strengthened during the quarter. As of September 30, 2007 the Company had $24.6 million in cash and short term investments, no debt, and shareholders’ equity of $56.1 million, or $6.37 per diluted share.

The Company has held in the past and currently holds investment grade securities, primarily auction rate securities for which, every 28 days, an auction is held to provide holders of the investment the opportunity to increase (buy), decrease (sell) or hold their investment. In the past the Company identified, and reported, these securities as cash equivalents. Based on a review of SEC staff interpretations and FASB Statement 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company has concluded that these investments should have been classified as short term investments. In addition, during the first quarter of fiscal 2008, due to the extraordinary conditions that have existed recently in the global credit markets, auctions failed for the $6.3 million the Company holds in auction rate securities investments. As a result, the funds associated with failed auctions will not be accessible until a successful auction occurs. The Company plans to file a Form 8-K today advising that it intends to restate and amend its Annual Report on Form 10-K for fiscal year ended June 30, 2007 to reflect the change in the reporting of its short term investments for fiscal years ended June 30, 2005, 2006 and 2007. The change has no effect on the Company’s Consolidated Statement of Income in any year. Changes to the Consolidated Balance Sheets are limited to reclassifying the carrying amounts of the investment in those securities to short term investments from cash and cash equivalents. Changes in the Consolidated Statements of Cash Flow will reflect the identification of purchases and sales of investments in those securities as investing activities as well as the resulting increase or decrease in the carrying amount of cash and cash equivalents in each of the past three fiscal years. Investors should refer to the Form 8-K for additional information regarding the restatement.

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EST). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=43974 or by dialing 866 299-6657 (domestic callers) or 416 641-6136 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for the next seven days. You can access the rebroadcast by dialing 800 408-3053 (domestic callers) or 416 695-5800 (international callers) and entering the passcode 3241737. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 235 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

November 13, 2007

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2008 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of and revenue and net income increases from new products which the Company has recently introduced or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2007, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2007	2006
Net Sales	$17,666	$10,710
Cost of Sales	10,565	6,223
Gross Profit	7,101	4,487
Selling, General and Administrative Expense	4,403	3,887
Engineering, Research and Development Expense	2,195	1,732
Operating Income (Loss)	503	(1,132)
Interest Income, net	215	314
Foreign Currency and Other	132	-
Income (Loss) Before Income Taxes	850	(818)
Income Tax Expense (Benefit)	403	(177)
Net Income (Loss)	$447	$(641)

Earnings (Loss) Per Share
Basic	$0.05	$(0.08)
Diluted	$0.05	$(0.08)

Weighted Average Common Shares Outstanding
Basic	8,205	8,343
Diluted	8,804	8,343

Condensed Balance Sheets	September 30,	June 30,
	2007	2007
Cash and Cash Equivalents	$18,334	$10,878
Short-term Investments	6,300	6,300
Receivables, net	19,862	24,944
Inventories, net	8,719	7,625
Other Current Assets	4,021	4,268
Property and Equipment, net	6,978	7,057
Other Non-Current Assets, net	4,078	4,384
Total Assets	$68,292	$65,456

Current Liabilities	$12,173	$11,651
Shareholders' Equity	56,119	53,805
Total Liabilities and Shareholders' Equity	$68,292	$65,456